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                                                                EXHIBIT 10.2(b)




                                  CLARCOR INC.
                         1994 SUPPLEMENTAL PENSION PLAN


                          (EFFECTIVE DECEMBER 1, 1994)

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                                  CLARCOR INC.
                         1994 SUPPLEMENTAL PENSION PLAN



CLARCOR Inc., a Delaware corporation ("CLARCOR"), hereby adopts, effective as of December 1, 1994, this unfunded 1994 Supplemental Pension Plan ("Plan") providing for the payment of certain retirement and other benefits to Participants (as hereinafter defined):


                                    ARTICLE I
                                     PURPOSE

This Plan is intended (i) to provide participants in the CLARCOR Pension Plan (as hereinafter defined) with total retirement or termination benefits that, but for the provisions of certain limitations of the Internal Revenue Code, would be provided by the CLARCOR Pension Plan; and (ii) to provide for selected officers or key employees of CLARCOR or a subsidiary who are not participants in the CLARCOR Pension Plan total retirement or termination benefits comparable to those provided by the CLARCOR Pension Plan.

                                   ARTICLE II
                                   DEFINITIONS


For all purposes of the Plan, words and phrases as used herein with the initial letter capitalized shall have the respective meanings stated:

BENEFIT LIMITATIONS means the provisions of Sections 401(a)(17) and 415, or their successors, of the Internal Revenue Code of 1986, as amended and in force from time to time.

BOARD means the Board of Directors of CLARCOR Inc.

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CAUSE means fraud, misappropriation or intentional material damage to the property or business of CLARCOR or commission of a felony.

CHANGE OF CONTROL means, with respect to a Participant, a significant change in the ownership of the stock of CLARCOR or in the membership of the Board, as such change may be defined in an employment, severance, change of control or comparable agreement ("Change of Control Agreement"), if any, between CLARCOR and the Participant.

CLARCOR PENSION PLAN means the CLARCOR Inc. Pension Plan (formerly the 1984 Restated CLARCOR Pension Trust) as restated or amended from time to time.

PARTICIPANT means an officer or key employee of CLARCOR or a subsidiary who (i) is a participant in the CLARCOR Pension Plan and whose anticipated benefit level under that plan is subject to reduction as a result of the Benefit Limitations, or (ii) who is otherwise designated by the Board as a Participant in the Plan.

PBGC means the Pension Benefit Guaranty Corporation.

PLAN means the CLARCOR Inc. 1994 Supplemental Pension Plan, as set forth herein.

PLAN ADMINISTRATOR means the individuals or entity responsible for administration of the Plan determined in accordance with Article XI of the Plan.


                                   ARTICLE III
                               ADDITIONAL BENEFITS

Each Participant shall be entitled to receive total retirement or termination benefits with respect to his or her total period of service for CLARCOR and its subsidiaries that are equal to the benefits that the Participant would have received (i) if he or she were a Participant under the CLARCOR Pension Plan during the entire period of such service, and (ii) if the CLARCOR Pension Plan did not contain the Benefit Limitations. If upon retirement or other termination a Participant (or spouse, beneficiary or other person entitled to receive benefits on behalf of a Participant) shall receive from the

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CLARCOR Pension Plan, and from all other tax qualified retirement plans of
CLARCOR and its subsidiaries, total retirement or other termination benefits that are less than the amount described in the preceding sentence, such Participant (or other person) shall be entitled to receive, as a benefit under this Plan, an amount equal to the deficiency. If, and to the extent that, retirement or termination benefits are payable under a tax qualified retirement plan other than the CLARCOR Pension Plan, the Plan Administrator shall determine the actuarial equivalent value of the benefits payable under such plan and apply such value in determining the amount of such deficiency.

                                   ARTICLE IV
                           FORM OF PAYMENT OF BENEFITS

The benefits payable under Article III of this Plan shall be paid at the same time, in the same manner and form and to the same persons as are entitled to receive the benefit payable under the CLARCOR Pension Plan to which such benefit relates. However, the Participant (or other recipient, as appropriate) may request that such benefits shall be paid in the form of a single sum payment. Request for a single sum payment shall be made by the Participant prior to the earliest date benefits are payable, and shall require the approval of the Plan Administrator. The determination of the single sum shall be based on the unisex mortality assumptions then being used to calculate alternative benefits under the CLARCOR Pension Plan and on the immediate interest rate that would be used by the PBGC for purposes of determining the present value of a lump sum distribution on plan termination as in effect as of the date of distribution.
If payment is to be made in a single sum and the full amount of the single sum would not be deductible by CLARCOR, under the provisions of the Internal Revenue Code of 1986 if paid in one year, CLARCOR may, in its discretion, withhold payment of any portion that would not be deductible and pay that amount in succeeding years to the extent that it is deductible by CLARCOR. Interest shall be paid on the unpaid balance at the prime rate.

                                    ARTICLE V
                                     EXPENSE

Costs and expenses of administering this Plan and providing its benefits will be paid by CLARCOR. CLARCOR will pay, to the full extent permitted by law, all legal fees and expenses which the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by

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CLARCOR, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.


                                   ARTICLE VI
                                 INALIENABILITY

No benefit payment under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant or his or her spouse or beneficiary and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; nor shall CLARCOR be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any benefit.


                                   ARTICLE VII
                     AMENDMENT AND TERMINATION OF THIS PLAN

CLARCOR may amend or terminate this Plan at any time by action of the Board, without the consent of any Participant or his or her spouse or beneficiaries; PROVIDED, HOWEVER, that (i) this Plan shall not be amended or terminated so as to reduce the benefits payable to a Participant to less than the amount the Participant would have been entitled to receive if he had retired (if he was then eligible to do so) or otherwise terminated his employment immediately preceding the effective date of the amendment or termination; and (ii) no amendment or termination shall reduce the benefit payable under this Plan to a Participant whose employment terminated prior to such amendment or termination, or to a spouse or beneficiary of such Participant.

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                                  ARTICLE VIII
                            OBLIGATIONS OF SUCCESSORS

CLARCOR will not be a party to any merger, consolidation or reorganization unless its obligations under this Plan are expressly assumed by its successor or successors.


                                   ARTICLE IX
                              PARTICIPANT'S RIGHTS

The right of a Participant or any person claiming under this Plan to receive distributions hereunder shall be an unsecured claim against the general assets of CLARCOR and no Participant shall have any rights in or against any particular asset of CLARCOR.

Nothing herein shall confer upon any Participant any right to continue in CLARCOR's employment.


                                    ARTICLE X
                             FORFEITURE OF BENEFITS

If the employment of a Participant is terminated by CLARCOR and/or its subsidiaries for Cause no benefits will be payable from the Plan to or with respect to such Participant.

Anything to the contrary contained in this Plan notwithstanding, unless the Board shall otherwise determine in its sole discretion, all benefits paid or payable to a Participant under this Plan shall be forfeited if the Participant, prior to a Change of Control and without the prior written consent of CLARCOR, knowingly engages in (as owner, partner, shareholder, employer, director, officer, agent, consultant or otherwise), with or without compensation, any business which is in competition with CLARCOR or any of its subsidiaries or if the Participant, without the prior written consent of CLARCOR, provides any third party with any confidential information with respect to CLARCOR or any of its subsidiaries.

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                                   ARTICLE XI
                                 ADMINISTRATION

This Plan shall be administered by the Board which may delegate its duties to or request advice from its Compensation and Stock Option Committee. Said Board or Committee in the event of delegation shall have sole discretionary authority to control and manage the operations and administration of this Plan, including the authority to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder, and all other rights and powers necessary and convenient to the carrying out of its functions hereunder. Any decision by the Board or Committee shall be final and binding on all parties hereto, subject to the claims procedure described below.

Any denial of a claim for benefits hereunder shall be stated in writing, shall set forth the specific reasons for the denial, and the Participant shall be given a reasonable opportunity for review and appeal of the decision denying the claim, all in accordance with the claims procedures set forth in the CLARCOR Pension Plan for claims with respect to benefits thereunder (the terms of which are hereby incorporated herein by reference), except that the Board or Compensation and Stock Option Committee shall act in place of the Pension Committee under the CLARCOR Pension Plan.

This Plan shall be governed by and subject to applicable Federal laws and the laws of the State of Illinois.

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